STATE of DELAWARE

CERTIFICATE of TRUST

of

OLD MUTUAL FUNDS III

This Certificate of Trust, filed in accordance with the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.), sets forth the following:

ARTICLE I

The name of the statutory trust formed hereby is “Old Mutual Funds III” (the “Trust”).

ARTICLE II

The name and business address of at least one of the trustees meeting the requirements of § 3801 of the Act:

Julian F. Sluyters
4643 South Ulster Street, Suite 600
Denver, Colorado 80237

ARTICLE III

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

ARTICLE IV

The address of the Trust's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

ARTICLE V

The governing instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust’s governing instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

ARTICLE VI

This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 20th day of November, 2007.

OLD MUTUAL FUNDS III

/s/ Julian F. Sluyters
Julian F. Sluyters
Trustee